Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-       ) and related Prospectus of KEMET Corporation for the registration of 8,416,814 shares of its common stock and to the incorporation by reference therein of our report dated June 1, 2017, with respect to the consolidated financial statements of TOKIN Corporation and subsidiaries included in the Annual Report (Form 10-K) of KEMET Corporation and subsidiaries for the year ended March 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan
July 20, 2017